United Security Bancshares reports 2nd Quarter 2017 profits of $2.5 million

FRESNO, CA - July 18, 2017. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended June 30, 2017. The Company reported consolidated net income of $2,492,000, or $0.15 per basic and diluted common share, for the quarter ended June 30, 2017, as compared to $2,021,000, or $0.12 per basic and diluted common share, for the quarter ended June 30, 2016. The Company recognized net income of $4,263,000 for the six months ended June 30, 2017, an increase of 12.48% compared to the net income of $3,790,000 recognized for the six months ended June 30, 2016. Basic and diluted earnings per share increased to $0.25 for the six months ended June 30, 2017, as compared to $0.22 for the six months ended June 30, 2016.

Dennis Woods, President and Chief Executive Officer, added: "This quarter we resumed payment of a cash dividend, reflecting solid earnings and improved credit quality, as well as our commitment to our shareholders.

Additionally Mr. Woods noted that “There is an important matter not apparent to the casual reader of this earnings release that I wanted to point out. Excluding Non-Core items such as the Fair Value Adjustment for Trust Preferred Securities (“TRUPS”) and the gain on sale of Other Real Estate Owned (OREO), net income was $4,422,000 for the six months ended June 30, 2017, an increase of approximately 27.22% compared to net income of $3,476,000 for the six months ended June 30, 2016. Neither of these items are part of Core Income and specifically the TRUPS Fair Value Adjustment is dependent upon market rates, which can ‘add to’ or ‘subtract from’ Core Income and mask Core Income change.”

A reconciliation of Core Income, as a non-GAAP measure, to Net Income appears at the end of this Press Release.

Second Quarter 2017 Highlights (at or for the quarter ended June 30, 2017)

▪	Net interest income after provision for credit losses increased to $7,724,000 compared to $6,654,000 for the quarter ended June 30, 2016, and $7,207,000 for the quarter ended March 31, 2017.

▪	Annualized net interest margin increased to 4.25% from 3.92% for the quarter ended June 30, 2016.

▪	Net recoveries totaled $110,000, compared to net recoveries of $25,000 in the preceding quarter and net charge-offs of $821,000 for the quarter ended June 30, 2016.

▪	Total loans decreased to $568,163,000, compared to $570,834,000 at December 31, 2016.

▪	Nonperforming assets as a percentage of total assets decreased to 2.28%, compared to 2.40% at December 31, 2016.

▪	Nonperforming assets decreased approximately $1,070,000 between December 31, 2016 and June 30, 2017.

▪	Other real estate owned balances decreased to $5,745,000 at June 30, 2017 when compared to $6,471,000, at December 31, 2016.

▪	The allowance for credit losses as a percentage of gross loans increased to 1.59%, compared to 1.56% at December 31, 2016.

▪	Total deposits decreased to $666,311,000, compared to $676,629,000 at December 31, 2016.

▪	Tangible book value per share increased to $5.63, compared to $5.52 at December 31, 2016.

Annualized return on average equity (ROAE) for the six months ended June 30, 2017 was 8.72%, compared to 8.30% for the six months ended June 30, 2016. Annualized return on average assets (ROAA) was 1.09% for the six months ended June 30, 2017, compared to 1.03% for the six months ended June 30, 2016. Annualized ROAE for the quarter ended June 30, 2017 was 10.06% compared to 8.76% for the same period in 2016. Annualized ROAA was 1.26% for the quarter ended June 30, 2017, compared to 1.07% for the same period in 2016. The annualized average cost of deposits was 0.22% for the quarter ended June 30, 2017, up from 0.17% for the quarter ended June 30, 2016. Shareholders’ equity at June 30, 2017 was $99,521,000, up $2,867,000 from shareholders’ equity of $96,654,000 at December 31, 2016.

Total assets decreased $6,406,000, or 0.81%, for the six months ended June 30, 2017, due partially to declines of $4,030,000 in the investment portfolio, $3,524,000 in overnight funds, and $2,671,000 in gross loan balances.

Total deposits decreased $10,318,000, or 1.52%, to $666,311,000 during the six months ended June 30, 2017. The overall decrease was lead by $35,203,000 in maturities of non-core brokered certificates and non-relationship time deposits. Offsetting these maturities, interest bearing transaction and savings accounts increased 0.19% to $311,520,000 at June 30, 2017, compared to $310,941,000 at December 31, 2016. Noninterest bearing deposits increased 9.25% to $287,003,000 at June 30, 2017, compared to $262,697,000 at December 31, 2016. As a result of the increases in non-interest bearing deposits and interest bearing transactions and saving accounts, net core deposits increased $24,885,000.

The Board of Directors of United Security Bancshares declared cash dividends on common stock on April 25, 2017, and June 27, 2017, for $0.05 per share. The dividends were payable May 18, 2017, to shareholders of record as of May 17, 2017, and will be payable on July 21, 2017, to shareholders of record as of July 17, 2017. No assurances can be provided that future dividends, whether payable in stock or cash, will be declared and/or as to the timing of such future dividends, if any.

Net interest income after the provision for credit losses for the six months ended June 30, 2017 totaled $14,931,000, an increase of $1,644,000, or 12.37%, from the net interest income of $13,287,000 for the same period ended June 30, 2016. The Company's net interest margin increased from 4.02% for the six months ended June 30, 2016 to 4.17% for the six months ended June 30, 2017. The 15 basis point increase in net interest margin in the period-to-period comparison was the result of higher yields on both the loan portfolio and overnight deposits, partially offset by declining yields on the investment portfolio. The yield on loans increased from 5.23% for the six months ended June 30, 2016 to 5.33% for the six months ended June 30, 2017. The 10 basis point increase in loan yields is primarily the result of growth of the higher-yielding student loan portfolio and increases on rates throughout the loan portfolio reflecting the increase in the prime rate. The increase in net interest income on a year-over-year comparison is the result of an increase in high-yielding loans. Net interest income after the recovery of provision for credit losses for the quarter ended June 30, 2017 totaled $7,724,000, an increase of $1,070,000 from the net interest income of $6,654,000 for the same period ended June 30, 2016.

Non-interest income for the six months ended June 30, 2017 totaled $1,975,000, reflecting a decrease of $1,013,000 from $2,988,000 in non-interest income reported for the six months ended June 30, 2016. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $1,938,000 and $1,943,000 for the six months ended June 30, 2017 and 2016, respectively. On a year-over-year comparative basis, non-interest income decreased primarily due to the change in fair value option of financial liability caused by fluctuations in the LIBOR yield curve. The Company recorded a $601,000 loss on the fair value option of financial liability for the six months ended June 30, 2017, compared to a $471,000 gain for the same period ended June 30, 2016.

Non-interest income for the quarter ended June 30, 2017 totaled $1,066,000, reflecting a decrease of $361,000 from $1,427,000 in non-interest income reported for the quarter ended June 30, 2016. This decrease was primarily due to a $264,000 loss recorded on the fair value option of financial liability for the quarter ended June 30, 2017, compared to a $113,000 gain for the same period ended 2016. The change in the fair value of financial liability was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $997,000 for the quarter ended June 30, 2017, as compared to $1,017,000 for the quarter ended June 30, 2016.

For the six months ended June 30, 2017, non-interest expense totaled $9,798,000, a decrease of $326,000 compared to $10,124,000 for the six months ended June 30, 2016. On a year-over-year comparative basis, non-interest expense decreased primarily due to decreases of $454,000 in the net cost on operation and sale of OREO, $232,000 in regulatory assessments, and $190,000 in professional fees, partially offset by an increase of $513,000 in salaries and employee benefit expenses. Professional fees for the six months ended June 30, 2016, included a $125,000 legal settlement. Salaries and employee benefit expenses for the six months ended June 30, 2017, reflect increases in salaries, higher group insurance expenses, and increases in incentives and bonuses.

Non-interest expense totaled $4,607,000 for the quarter ended June 30, 2017, a decrease of $217,000 as compared to $4,824,000 reported for the quarter ended June 30, 2016. On a quarter-over-quarter comparative basis, non-interest expense decreased primarily due to decreases in regulatory assessments and net cost on operation and sale of OREO.

The Company recorded a recovery of provision for credit losses of $31,000 for the six months ended June 30, 2017, compared to a recovery of provision of $10,000 for the six months ended June 30, 2016. Net loan recoveries totaled $136,000 for the six months ended June 30, 2017, as compared to net charge-offs of $794,000 for the six months ended June 30, 2016. The Company recorded a recovery of provision for credit loss of $52,000 for the quarter ended June 30, 2017, compared to a provision for credit losses of $12,000 for the quarter ended June 30, 2016. Net loan recoveries totaled $110,000 for the quarter ended June 30, 2017, as compared to net loan charge-offs of $821,000 for the quarter ended June 30, 2016.

The Company has maintained an adequate allowance for loan losses which totaled 1.59% of total loans at June 30, 2017, compared to 1.56% of total loans at December 31, 2016. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor and management considers the allowance for credit losses at June 30, 2017 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $1,070,000 between December 31, 2016 and June 30, 2017 to $17,811,000. Nonperforming assets as a percentage of total assets decreased from 2.40% at December 31, 2016 to 2.28% at June 30, 2017. The decrease in nonperforming assets is mainly attributed to decreases in nonaccrual loans. Nonaccrual loans decreased $1,756,000 between December 31, 2016 and June 30, 2017 to $5,508,000. Impaired loans totaled $16,024,000 at June 30, 2017, a decrease of $155,000 from the balance of $16,179,000 at December 31, 2016. OREO totaled $5,745,000 at June 30, 2017 as compared to $6,471,000 at December 31, 2016.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending due to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations." Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2017	December 31, 2016
Assets
Cash and non-interest-bearing deposits in other banks	$21,016	$25,781
Cash and due from Federal Reserve Bank	88,492	87,251
Cash and cash equivalents	109,508	113,032
Interest-bearing deposits in other banks	652	650
Investment securities available for sale (at fair value)	53,461	57,491
Loans and leases, net of unearned fees	568,163	570,834
Less: Allowance for credit losses	(9,007)	(8,902)
Net loans	559,156	561,932
Premises and equipment - net	10,710	10,445
Other real estate owned	5,745	6,471
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	19,313	19,047
Deferred income tax asset - net	3,392	3,298
Other assets	15,141	11,118
Total assets	$781,566	$787,972

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing demand deposits	$287,003	$262,697
Money market, NOW, and savings	311,520	310,941
Time	67,788	102,991
Total deposits	666,311	676,629
Accrued interest payable	33	76
Other liabilities	6,260	5,781
Junior subordinated debentures (at fair value)	9,441	8,832
Total liabilities	682,045	691,318
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 16,875,190 issued and outstanding at June 30, 2017, and 16,705,594 at December 31, 2016	57,844	56,557
Retained earnings	42,053	40,701
Accumulated other comprehensive loss	(376)	(604)
Total shareholders' equity	99,521	96,654
Total liabilities and shareholders' equity	$781,566	$787,972

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$7,579	$6,658	$14,804	$13,288
Interest on investment securities	229	185	453	374
Interest on deposits in FRB	301	151	484	276
Interest on deposits in other banks	1	2	2	4
Total interest income	8,110	6,996	15,743	13,942
Interest expense:
Interest on deposits	364	272	700	549
Interest on other borrowed funds	74	58	143	116
Total interest expense	438	330	843	665
Net interest income	7,672	6,666	14,900	13,277
(Recovery) Provision for Credit Losses	(52)	12	(31)	(10)
Net interest income after (recovery) provision for credit losses	7,724	6,654	14,931	13,287
Non-interest income:
Customer service fees	997	1,017	1,938	1,943
Increase in cash surrender value of bank-owned life insurance	134	132	266	264
(Loss) gain on Fair Value of Financial Liability	(264)	113	(601)	471
Other non-interest income	199	165	372	310
Total non-interest income	1,066	1,427	1,975	2,988
Non-interest expense:
Salaries and employee benefits	2,586	2,469	5,571	5,058
Occupancy expense	1,043	1,018	2,058	2,115
Data processing	25	26	52	85
Professional fees	345	301	600	790
Regulatory assessments	133	246	269	501
Director fees	75	73	143	143
Correspondent bank service charges	19	19	37	39
Loss on California tax credit partnership	10	37	119	73
Net (gain) loss on operation and sale of OREO	(309)	60	(277)	177
Other non-interest expense	680	575	1,226	1,143
Total non-interest expense	4,607	4,824	9,798	10,124

Income before income tax provision	4,183	3,257	7,108	6,151
Provision for income taxes	1,691	1,236	2,845	2,361
Net income	$2,492	$2,021	$4,263	$3,790

Basic earnings per common share	$0.15	$0.12	$0.25	$0.22
Diluted earnings per common share	$0.15	$0.12	$0.25	$0.22
Weighted average basic shares for EPS	16,875,190	16,870,113	16,875,134	16,870,113
Weighted average diluted shares for EPS	16,894,227	16,875,339	16,891,784	16,874,260

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Average Balances:
Loans (1)	$554,553	$518,468	$560,282	$510,522
Investment securities – taxable	54,505	43,486	55,541	41,075
Interest-bearing deposits in other banks	651	1,531	651	1,530
Interest-bearing deposits in FRB	113,981	121,738	102,898	112,029
Total interest-earning assets	723,690	685,223	719,372	665,156
Allowance for credit losses	(9,021)	(9,716)	(8,973)	(9,705)
Cash and due from banks	20,872	21,682	20,894	22,262
Other real estate owned	6,041	9,090	6,255	11,005
Other non-earning assets	51,925	48,307	51,093	49,253
Total average assets	793,507	754,586	788,641	737,971

Interest bearing deposits	400,245	366,541	402,831	366,217
Junior subordinated debentures	9,139	7,914	8,969	8,091
Total interest-bearing liabilities	409,384	374,455	411,800	374,308
Non-interest-bearing deposits	278,457	280,649	271,230	265,252
Other liabilities	6,317	6,945	7,035	6,798
Total liabilities	694,158	662,049	690,065	646,358
Total equity	99,349	92,537	98,576	91,613
Total liabilities and equity	$793,507	$754,586	$788,641	$737,971

Average Rates (annualized):
Loans (1)	5.48%	5.16%	5.33%	5.23%
Investment securities- taxable	1.69%	1.71%	1.64%	1.83%
Interest-bearing deposits in other banks	0.62%	0.53%	0.62%	0.53%
Interest-bearing deposits in FRB	1.06%	0.50%	0.95%	0.50%
Earning assets	4.49%	4.11%	4.41%	4.22%
Interest bearing deposits	0.36%	0.30%	0.35%	0.30%
Junior subordinated debentures	3.25%	2.95%	3.24%	2.88%
Total interest-bearing liabilities	0.43%	0.35%	0.41%	0.36%
Net interest margin	4.25%	3.92%	4.17%	4.02%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	June 30, 2017	December 31, 2016	June 30, 2016
Commercial and industrial	$561	$565	$227
Real estate - mortgage	473	1,126	1,629
RE construction & development	4,474	4,608	4,741
Installment/other	—	965	965
Total Nonaccrual Loans	$5,508	$7,264	$7,562

Loans past due 90 days and still accruing	87	—	—
Restructured Loans	6,471	5,146	11,106
Total nonperforming loans	$12,066	$12,410	$18,668
Other real estate owned	5,745	6,471	7,454
Total nonperforming assets	$17,811	$18,881	$26,122

Nonperforming assets to total gross loans	3.13%	3.31%	4.68%
Nonperforming assets to total assets	2.28%	2.40%	3.51%
Allowance for loan losses to nonperforming loans	74.65%	71.73%	47.42%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Annualized return on average assets	1.26%	1.07%	1.09%	1.03%
Annualized return on average equity	10.06%	8.76%	8.72%	8.30%
Annualized net (recoveries) charge-offs to average loans	(0.08)%	0.64%	(0.05)%	0.31%

	June 30, 2017	December 31, 2016
Shares outstanding - period end	16,875,190	16,705,594
Book value per share	$5.90	$5.79
Tangible book value per share (1)	$5.63	$5.52
Efficiency ratio (2)	57.65%	61.49%
Total impaired loans	$16,024	$16,179
Net Loan to deposit ratio	83.92%	83.05%
Allowance for credit losses to total loans	1.59%	1.56%
Total capital to risk weighted assets
Company	17.40%	17.26%
Bank	17.42%	17.19%
Tier 1 capital to risk-weighted assets
Company	16.15%	16.01%
Bank	16.17%	15.94%
Common equity tier 1 capital to risk-weighted assets
Company	14.75%	14.68%
Bank	16.17%	15.94%
Tier 1 capital to adjusted average assets (leverage)
Company	13.13%	12.97%
Bank	13.33%	12.99%
(1) Tangible book value per share is defined as total shareholders' equity minus goodwill divided by shares outstanding.

(2) Efficiency ratio is defined as total noninterest expense minus net cost on operation of OREO divided by net interest income before provision for credit losses plus total noninterest income minus loss on fair value of financial liability.

United Security Bancshares
Selected Financial Data
Non-GAAP Information (dollars in thousands)
(unaudited)
	Six Months Ended June 30
	2017	2016	Change $	Change %
TRUPs (1) Fair Value Adjustment (Loss) Gain Pretax	(601)	471
Gain on sale of Other Real Estate Owned (OREO) (2)	336	53
Total balance of Non-Core items	(265)	524

Income Tax Effect (40%)	(106)	210
Non-Core Items Net of Taxes	(159)	314

Net Income	$4,263	3,790	473	12.48%
Non-GAAP Core Net Income	4,422	3,476	946	27.22%

(1)	Trust Preferred Securities (“TRUPs”) Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Core Income change.

(2) Gain on sale of Other Real Estate Owned (OREO) is not part of Core Income.